Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated October 31, 2003, between James Juranitch, whose address is W360, N8251 Brown Street, Oconomowoc, WI 53066 (“Employee” and/or “Juranitch”) and Quantum-Veritek, Inc., whose address is 28213 Van Dyke Ave, Warren, Michigan 48093, a Michigan limited liability company (the “Company”).

BACKGROUND

A.	Employee has been a principal executive, founder and technology developer of Veri-Tek International Corp. (“Veri-Tek”) since 1993 and in such capacity has developed an intimate and thorough knowledge of the Veri-Tek’s business, its methods, trade secrets, intellectual property, and operations as well as personal relationships with key individuals at Veri-Tek.

B.	The Company has acquired all of the assets of Veri-Tek through an asset purchase agreement and further desires to secure the services of Employee for the benefit, growth, development and enhancement of the value of the Company and the subsidiaries.

D.	The Company desires to engage Employee as the Chief Executive Officer, President and Chief Operating Officer and Employee desires to serve in such capacities.

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and representations set forth in this Agreement, the Company and Employee agree as follows:

ARTICLE I - EMPLOYMENT, DUTIES AND TERM

1.01 Employment. The Company agrees to employ Employee, and Employee accepts employment with the Company, to serve as Chief Executive Officer, President and Chief Operating Officer of the Company and as an officer or other capacity of any Subsidiary formed by the Company as determined by the Board of Directors of such Subsidiary on the terms and conditions set forth herein.

1.02 Duties and Responsibilities. During the Employment Term, as defined below, Employee will render such services to the Company and its subsidiaries as are customary for the position held by Employee. During the Employment Term, Employee shall devote substantially all his time, ability and attention, and his best efforts, to the business of the Company; provided, however, that nothing herein shall prevent Employee from overseeing his existing or future investments or enterprises provided that such other business are not competitive in any manner with any business then being conducted by the Company or any of its subsidiaries, or investing in any business the shares of stock of which are publicly traded even if such businesses are competitive, or in any mutual or similar type of investment fund.

1.03 Employment Term. The term of this Agreement shall be for a period commencing on the date of this Agreement and continuing for one (1) year from such commencement date unless sooner terminated pursuant to the provisions of Section 3 of this Agreement. Commencing on the first anniversary of the commencement date, and on every anniversary date thereafter, the term of employment shall be extended automatically for an additional one (1) year period unless sooner terminated pursuant to the provisions of Section 3 of this Agreement or unless the Company or Employee, not less than 60 days prior to any such anniversary date, elects that such automatic extension no longer be effective and so notifies the other party. The period described in this Section, including such extensions and renewals, shall be defined as the “Term of Employment.”

ARTICLE II - COMPENSATION

2.01 Compensation. Subject to Article III of this Agreement, as compensation for services hereunder and in consideration for the protective covenants set forth in Article IV of this Agreement, during the Employment Term the Employee shall be entitled to the following compensation, which may be amended at the discretion of the Board of Directors.

A)	Base Salary. During the Term of Employment, Employee shall receive a base salary as follows:

1.	An annual rate equal to Two Hundred Thousand Dollars ($200,000) payable in accordance with the Company’s normal procedures for compensating employees, less all applicable state and federal withholdings as required by law; and thereafter to be set by the Board of Directors of the Company.

B)	Incentive Bonus. In addition to the Base Salary, for each fiscal year during the Term of Employment, Employee shall be eligible to receive an Incentive Bonus (“Incentive Bonus”), which bonus shall be set and determined by the Board of Directors based upon the achievements of the Company and the Employee during such fiscal year. The Incentive Bonus shall be payable on or before the 30th day subsequent to the receipt of the Company’s audited financial statements for such fiscal year.

2.02 Employee Benefits. During the term of this Agreement, Employee will be entitled to participate in and receive the benefits of all plans, benefits, and privileges given to employees and executives of the Company, whether now established or granted or which may come into existence hereafter, to the extent commensurate with his then duties and responsibilities as fixed by the Agreement and the Company’s Board of Directors.

2.03 Expenses. During the Employment Term, the Company shall pay or reimburse Employee for all reasonable business travel and other expenses incurred or paid by him in connection with his performance under this Agreement, in accordance, with the Company’s reimbursement policies and upon submission of satisfactory evidence thereof.

2.04 Vacation. Employee shall be entitled to take up to four (4) weeks paid vacation during each year of the term of this Agreement at the time or times reasonably agreeable to both Employee and the Company.

ARTICLE III - TERMINATION

3.01 Employee Election. In the event Employee elects to terminate his employment under this Agreement for reasons other than death or permanent disability, the Salary payable pursuant to Article II hereof shall terminate effective the date of Employee’s termination of his employment.

3.02 Termination on Death or Disability. Either the Company or Employee shall have the right to terminate Employee’s employment under this Agreement if Employee becomes permanently and totally disabled, which shall, for purposes of this Agreement, be defined as the permanent inability to satisfactorily perform Employee’s regular full time duties as determined by the physician primarily responsible for the medical treatment of Employee; provided, however that any disability which continues without interruption for twelve (12) consecutive months shall be deemed total and permanent, unless in the written medical opinions of the physician primarily responsible for the medical treatment of Employee and of a qualified physician selected by Company’s Board of Directors, Employee will be able to resume performing his regular full time duties within a period of eighteen (18) months from the date on which the period of consecutive disability commenced.

3.03 Termination by Company

A. Early Termination. The Company may terminate Employee’s employment at any time, with or without Cause. For purposes of this Agreement, the term “Cause” shall mean intentional theft, fraud, gross negligence, habitual neglect of duties, or perpetual violation of Company policies.

B. Constructive Termination. In the event at any time prior to the termination date of this Agreement the Company’s Board of Directors shall fail to designate or elect Employee as President and Chief Operating Officer of the Company, or shall remove Employee from any such office, or change the duties and responsibilities of the offices held by Employee such that the remaining duties and responsibilities are not commensurate with those generally belonging to the offices of an executive officer, and Employee shall not be in breach of this Agreement, and provided further that the Company has not cured the foregoing within thirty (30) days after the occurrence of such event (“Cure Period”), the Employee shall have the right, upon written notice to the Company within thirty (30) days after the expiration of the Cure Period, to deem his employment hereunder to have been terminated by the Company without cause effective thirty (30) days after such notice and the Company, as and for liquidated damages, shall make the payments specified in Section 3.04. In the event Employee fails to exercise such alternative in writing, the Employee shall continue in employment for the Company upon the terms and conditions specified in this Agreement including Article II hereof, except that Employee shall no longer continue to perform the duties of any office which he does not hold; provided, however, that in any event, Employee’s duties shall be that of, and shall be of a dignity and character appropriate to, a senior executive officer of the Company and the Employee shall be entitled to incur on behalf of the Company reasonable expenses in connection with such duties.

3.04 Payments as Liquidated Damages. In the event that the (a) Employee’s employment with Company terminates pursuant to Section 3.02, pursuant to 3.03(A) for reasons other than for Cause, or pursuant to 3.03(B), or (b) the Company gives notice that there will be no automatic renewal of this Agreement pursuant to Section 1.03 hereof, the Company, as and for severance and/or liquidated damages, shall pay to Employee the greater of Employees salary for the remainder of the current contract term or a severance based upon Employee’s length of service with the Company as follows:

Less than 3 years:	three (3) months base salary
Greater than 3 years:	one (1) years base salary

(the “Severance Payment”). If Employee’s employment with the Company is terminated for Cause, as defined above, the Company shall have no obligation to Employee for payment of Severance Payment, or any other payment.

As a condition of Employee receiving the Severance Payment set forth above, Employee agrees that he will not directly or indirectly, verbally, or in writing, disparage, defame, malign or otherwise impugn the character or integrity of the Company, its employees, officers or directors. Furthermore, Employee acknowledges and agrees that upon reasonable request of Company, Employee shall reasonably cooperate with Company with respect to information and knowledge regarding the Company which is uniquely in the control and knowledge of Employee.

At the Company’s option, the Severance Payment shall be paid either (a) in equal monthly installments over the months following the termination date, or (b) in one lump sum payable within thirty (30) days following the termination date. The Company shall withhold all applicable income and employment taxes from the Severance Payment.

ARTICLE IV - PROTECTIVE COVENANTS

4.01 Non-Competition. For the period commencing on the date that Employee’s employment with the Company terminates, either voluntarily or involuntarily, and ending on the third anniversary thereof (unless the Employee is terminated by the Company other than for Cause (as defined in Article III), in which case for the period commencing on the date the Company terminates the Employee and ending on the first anniversary thereof) Employee shall not, without the Company’s prior written consent (i) own, manage, operate, control, or participate in the ownership, management, operation or control of, or be connected, directly or indirectly, as proprietor, partner, stockholder (other than ownership of not more than 20% of any class of securities of a publicly traded entity which engages in a Competing Activity, as defined herein), director, officer, executive, employee, agent, advisor, consultant, independent contractor, joint venturer, investor or in any other capacity or manner whatsoever, with any entity which engages in any business which directly or indirectly competes with the “Business” of the Company, that being as defined in the asset purchase agreement referred to in recital B hereof(collectively, the “Competing Activity”), (ii) directly or indirectly as proprietor, partner, stockholder, director, officer, executive, employee, agent, advisor, creditor, consultant, joint venturer, investor or in any other capacity or manner whatsoever, solicit or hire directly or indirectly (in connection with or to be involved in any Competing Activity) any person employed in the Company or the Subsidiaries business on or after the date hereof, or (iii) directly or indirectly as proprietor, partner, stockholder, director, officer, executive, employee, agent, advisor, creditor, consultant, independent contractor, joint venturer, investor or in any other capacity or manner whatsoever, solicit directly or indirectly (in connection with any Competing Activity) any customers or accounts of the Company existing on or after the date hereof.

4.02 Trade Secrets. Employee agrees not to divulge, communicate, use to the detriment of the Company, for Employee’s benefit or the benefit of any other person, firm, corporation, association or other entity, or misuse in any way, in whole or in part, any proprietary or confidential information or trade secrets related to the Company, as they may exist from time to time, including, without limitation, the Company’s trade secrets, trademarks or other intellectual property rights, personnel information, secret processes, know how, customer lists, or other technical, confidential or proprietary data. Employee acknowledges that the list of its customers as it may exist from time to time, and the proprietary or confidential information, and trade secrets, are valuable, special and unique assets of the Company. Employee acknowledges and agrees that any information or data he has acquired on any of these matters or items was received in confidence. Employee agrees to hold, as the property of the Company, all memoranda, books, papers, letters and other data and all copies thereof or therefrom, made by it or him or otherwise coming into its or his possession, and at any time to deliver the same to the Company upon its demand. Trade secrets, confidential or proprietary information shall not include any information which is or becomes generally available to the public other than as a result of the breach of this Agreement by Employee.

4.03 Reasonable Limitations. Employee acknowledges that given the nature of the Company’s business the covenants contained in this Article IV contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect the legitimate business interests of the Company. If, however, this Article IV is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect or for any other reason it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court and in such action

4.04 Breach of Covenants. Violation of any of the protective covenants contained herein shall constitute a breach of trust and are grounds for immediate dismissal with cause and for appropriate legal action by the Company for damages including reasonable attorney fees and costs, enforcement and/or injunctive relief.

4.05 Extension of Limitation Period. The parties acknowledge that if Employee violates any of the protective covenants in this Article IV and the Company brings legal action for injunctive, damages or other relief hereunder, the Company shall, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full Limitation Period of these protective covenants. Accordingly, the Limitation Period shall be deemed to have the full duration of the period stated therein, computed from the date relief is granted, but reduced by the time between the period when the restriction began to run and the date of the first violation of the covenant by Employee.

4.06 Survival of Protective Covenants. Each covenant on the part of Employee contained in this Article IV shall be construed as an agreement independent of any other provision of this Agreement, and shall survive the termination of Employee’s employment under this Agreement, and the existence of any claim or cause of action (including without limitation, the Company’s alleged breach of this Agreement) of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenant. Notwithstanding the foregoing, no covenant on the part of Employee contained in this Article IV shall survive if the Company (i) dissolves, (ii) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law, or shall make a general assignment for the benefit of creditors, or shall have an involuntary case or other proceeding instituted against it seeking similar relief, or (iii) otherwise ceases to do business as currently conducted.

4.07 Remedies for Breach. Employee acknowledges that the legal remedies for breach of the protective covenants hereunder are inadequate and therefore agrees that, in addition to all of the remedies available to the Company in the event of a breach or a threatened breach of any covenant contained in this Article IV, the Company may obtain temporary, preliminary, and permanent injunctions and any other appropriate equitable relief against any and all such actions.

ARTICLE V - MISCELLANEOUS

5.01 Modification of This Agreement. Employee acknowledges and agrees that no one employed by or representing the Company has any authority to make oral statements which modify, waive or discharge, in any manner, any provision of this Agreement. Employee further acknowledges and agrees that no provision of this Agreement may be modified, waived or discharged unless agreed to in writing, and signed and executed by Employee and a majority of the members of the Board of Directors of the Company. Employee acknowledges and agrees that in executing this Agreement he has not relied upon any representation or statement made by the Company or its representatives, other than these specifically stated in this Agreement.

5.02 Notices. All notices required or permitted hereunder shall be made in writing by hand-delivery, certified or registered first-class mail, facsimile transmission or air courier guaranteeing overnight delivery to the other party at the addresses set forth above or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the fifth (5th) day next succeeding the date of mailing if sent by certified or registered first-class mail, when received if sent by facsimile transmission, and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

5.03 Waiver of Breach. The waiver by the Company or Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party of such or any other provision. No delay or omission by the Company or Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company or Employee from time to time and as often as may be deemed expedient or necessary by the Company or Employee in its or his sole discretion

5.04 Severability. It is the intention of the parties that the provisions contained herein shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder hereof. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, either in whole or in part, be held invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable; but in such event the affected provisions of this Agreement shall be curtailed and restricted only to the extent necessary to bring them within the applicable legal requirements, and the remainder of this Agreement shall not be affected.

5.05 Applicable Law: Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of the federal and state courts for the State of Michigan for purposes of any action, suit or other proceeding arising out of this Agreement or any transaction contemplated hereby. The parties have agreed that this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Michigan without giving effect to conflict of law principles.

5.06 Settlement of Disputes. Any claims, controversies, demands, disputes, or differences between the parties hereto arising out of, or by virtue of, or in connection with, or relating to this Agreement, Employee’s employment relationship with the Company or termination of such employment relationship shall be submitted to and settled by arbitration in Southfield, Michigan before a single arbitrator who shall be knowledgeable in the field of business law and employment relations and such arbitration shall be in accordance with the rules of the American Arbitration Association then in force. The parties agree to bear joint and equal responsibility for all fees of the arbitrator, abide by any decision rendered as final and binding, and waive the right to submit the dispute to a public tribunal for a jury or non-jury trial. Nothing herein shall prohibit the Company from obtaining injunctive relief for violations of Article IV.

5.07 Headings. The headings used throughout this Agreement have been used for convenience only and do not constitute matter to be considered in interpreting this Agreement.

5.08 Acknowledgment. Employee acknowledges receipt of a copy of this Agreement, and agrees that his obligations hereunder shall be binding upon his heirs, assigns and legal representatives. Employee acknowledges and agrees that this Agreement contains the entire agreement and understanding concerning the subject maker covered by this Agreement, and that this Agreement supersedes and replaces any other existing agreement, whether written or oral, entered into between Employee and the Company, relating generally to the subject maker covered by this Agreement, including specifically any agreement that provides for the payment of severance benefits to Employee.

QUANTUM VERI-TEK, INC.

By: /s/ Michael C. Azar		/s/ James C. Juranitch
Michael C. Azar		James C. Juranitch
Its:	Vice President, Secretary

AMENDMENT NO. 1

TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”), dated October     , 2004, between James C. Juranitch, whose address is W360, N8251 Brown Street, Oconomowoc, WI 53066 (“Employee” or “Juranitch”) and Veri-Tek, International Corp., whose address is 50120 Pontiac Trail, Pontiac, Michigan 48393 (the “Company”).

BACKGROUND

1.	Employee has been a principal executive of the Company since October, 2003. In connection with his Employment, Employee has executed an Employment Agreement (“Agreement”).

2.	The Company has changed its management personnel to strengthen and supplement the current management.

3.	In connection with the Company’s change in its business, Employee has agreed to a change in his position and title.

4.	The Company has agreed that such voluntary reduction should not affect Employee’s Severance under Section 3.04 of the Agreement.

NOW, THEREFORE, intended to be legally bound, and in consideration of the mutual promises and representations set forth in this Amendment, the Company and Employee agree as follows:

Section 1.01 of the Agreement shall be amended as follows:

1.	Employment. All references within the Agreement to Chief Executive Officer, President and Chief Operating Officer shall be replaced with “Chief Technical Officer.”

2.	Limitation on Amendments. Except as set forth in Paragraph 1, all other terms and conditions of the Agreement shall remain unaffected hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth above.

VERI-TEK INTERNATIONAL CORP.	JAMES C. JURANITCH

By:

Its: